UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020

TRACON Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-36818	34-2037594
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4350 La Jolla Village Drive, Suite 800 San Diego, California		92122
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 550-0780 _______________________________________________________________________________________

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                                                                Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2020, TRACON Pharmaceuticals, Inc. (the “Company”) entered into a Capital on DemandTM Sales Agreement (the “Sales Agreement”) with JonesTrading Institutional Services LLC (“JonesTrading”) pursuant to which the Company may sell from time to time, at its option, up to an aggregate of $50.0 million of shares of its common stock through JonesTrading, as sales agent or principal. Sales of the Company’s common stock (the “Common Stock”) made pursuant to the Sales Agreement, if any, will be made on the Nasdaq Capital Market under the Company’s Registration Statement on Form S-3 (File No. 333-229990), in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended. Under the terms of the Sales Agreement, JonesTrading may not engage in any proprietary trading for JonesTrading’s own account.  JonesTrading will use its commercially reasonable efforts to sell the Common Stock from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose).

The Company is not obligated to make any sales of Common Stock under the Sales Agreement, and the Company cannot provide any assurances that it will issue any shares pursuant to the Sales Agreement. The offering of Common Stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of the shares of Common Stock subject to the Sales Agreement or (ii) the termination of the Sales Agreement as permitted therein. The Sales Agreement may be terminated by the Company or JonesTrading at any time upon notice to the other party. The Company is obligated to pay JonesTrading an aggregate sales agent commission equal to 2.5% of the gross proceeds of the sale price for Common Stock sold under the Sales Agreement. The Company has also provided JonesTrading with customary indemnification rights and expense reimbursements for up to $25,000 of expenses and quarterly disbursements of counsel to JonesTrading of up to $2,500 per calendar quarter.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The opinion of Cooley LLP relating to the shares of Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Purchase Agreement, on December 9, 2020, the Company terminated its prior Capital on Demand™ Sales Agreement, dated September 6, 2018, with JonesTrading, as amended in February 2019 (the “Prior Sales Agreement”) and no further sales of Common Stock will occur under the Prior Sales Agreement. Prior to the termination, the Company had sold an aggregate of approximately $7.3 million of Common Stock through JonesTrading pursuant to the Prior Sales Agreement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2020, the Company held a Special Meeting of Stockholders (the “Special Meeting”) at which the Company’s stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Common Stock from 20,000,000 to 40,000,000 shares (the “Authorized Share Proposal”).

On December 7, 2020, following stockholder approval of the Authorized Share Proposal, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter Amendment”), to increase the authorized number of shares of the Common Stock from 20,000,000 to 40,000,000 shares.

The foregoing description of the Charter Amendment is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is filed herewith as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s stockholders approved the Authorized Share Proposal at the Special Meeting. The tabulation of votes on this matter was as follows: shares voted for: 8,391,270; shares voted against: 1,049,152; shares abstaining: 190,562; and broker non-votes: 0.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of TRACON Pharmaceuticals, Inc.
5.1	Opinion of Cooley LLP
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
99.1	Capital on DemandTM Sales Agreement, dated as of December 9, 2020, by and between TRACON Pharmaceuticals, Inc. and JonesTrading Institutional Services LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACON Pharmaceuticals, Inc.

Dated: December 9, 2020
	By:	/s/ Charles P. Theuer, M.D., Ph.D.
Charles P. Theuer, M.D., Ph.D.
President and Chief Executive Officer